Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

BETWEEN

TAMCO, a California corporation, and CMC STEEL FABRICATORS, INC., a Texas corporation

(jointly, “SELLER”)

AND

BTC III ACQUISITIONS LLC,

a Delaware limited liability company

(“BUYER”)

PURCHASE AND SALE AGREEMENT

AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is entered into this 29th day of September, 2021 (“Effective Date”), between TAMCO, a California corporation (“TAMCO”), and CMC Steel Fabricators, Inc., a Texas corporation (“CMC,” and jointly with TAMCO, “Seller”), and BTC III Acquisitions LLC, a Delaware limited liability company (“Buyer”). Hereinafter, Seller and Buyer may be referred to individually as a “Party,” or jointly as the “Parties.”

RECITALS

A. Seller owns approximately 95.18 acres of land in the City of Rancho Cucamonga (“City”), County of San Bernardino (“County”), State of California (“State”), commonly known as 12343-12455 Arrow Route, with Assessor’s parcel numbers 0229-121-33-0-000, 0229-121-34-0-000, 0229-121-35-0-000, and 0229-131-19-0-000, more particularly described in Exhibit “A” attached hereto (the “Land”). As used herein, the portion of the Land owned by TAMCO may be referred to as the “TAMCO Land,” and the portion of the Land owned by CMC may be referred to as the “CMC Land.” The Land specifically excludes the water rights associated with the Land and more particularly described on Schedule “1” (“Water Rights”), which Seller is retaining.

B. Seller desires to sell the Land and related appurtenances (but excluding the Water Rights) and improvements to Buyer, and Buyer desires to purchase the same from Seller, upon the terms and conditions contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which Recitals are incorporated herein by this reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants contained herein, the Parties hereby agree as follows:

1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, Seller’s right, title and interest in and to the following (collectively, the “Property”):

1.1 Land. As defined in the Recitals.

1.2	Appurtenances. All privileges, rights and easements appurtenant to the Land (collectively, the “Appurtenances”).

1.3

Improvements. Any buildings, structures, improvements, fixtures, systems and equipment attached to the Land, including, but not limited to, the steel and fiberglass underground storage tank and the associated dispenser (the “UST System”) located on Property with the CERS identification number of 10152245-001 (collectively, the “Improvements,” and together with the Land and Appurtenances, the “Real Property”).

1.4

Excluded Assets. Notwithstanding anything to the contrary in this Agreement: (a) the term “Property” expressly excludes the Water Rights and the equipment, fixtures and other items listed on Schedule “2” attached hereto (“Excluded Assets”); and (b) Seller shall remove the Excluded Assets prior to the Closing Date (defined in Section 3.2 below).

2. Purchase Price. The purchase price for the Property shall be Three Hundred Thirteen Million Dollars ($313,000,000) (“Purchase Price”), payable as follows:

2.1 Within three (3) business days after the Opening of Escrow (defined in Section 3.2 below), Buyer will deliver to Escrow (defined in Section 3.1 below) (a) the amount of Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000) (the “Deposit”) and (b) the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Nonrefundable Earnest Funds”).

2.2 If Buyer terminates this Agreement in accordance with Section 5.1(d) or Section 5.2 below, the Deposit shall be immediately refundable to Buyer. Upon the satisfaction or waiver of the Contingencies, the Deposit shall become non-refundable to Buyer (unless the Agreement is terminated by Buyer as a result of an uncured Seller default as provided in Section 16.3 below), and shall remain in Escrow until Closing (defined in Section 3.2, below). The Nonrefundable Earnest Funds shall be non-refundable to Buyer (unless the Agreement is terminated by Buyer as a result of an uncured Seller default (as provided in Section 16.3 below), or in the event of a breach of Seller’s representations and warranties (as provided in Section 8.1(n) below) and shall remain in Escrow until Closing. In the event the Parties close the transactions as contemplated hereunder, the Deposit and the Nonrefundable Earnest Funds will be applied towards the Purchase Price and paid to Seller on the Closing Date.

2.3 Buyer will make the Deposit by wire transfer to Escrow Holder. The Deposit will be placed by Escrow Holder in an interest bearing account, with interest accruing for the benefit of Buyer.

2.4 On or before the Closing Date, Buyer shall deposit into Escrow, in immediately available funds, the balance of the Purchase Price, plus any additional amounts required to pay Buyer’s expenses, closing costs and prorations, as provided in this Agreement.

2.5 Notwithstanding any provision set forth in this Agreement, One Hundred and No/100 Dollars ($100.00) of the Deposit (“Independent Consideration”) shall be non-refundable in all events and shall be paid to Seller in the event that this Agreement is terminated at any time prior to Closing. The Independent Consideration shall be applicable towards the Purchase Price at Closing.

2.6 The portion of the Purchase Price allocated to the TAMCO Land is $253,000,000, and the portion of the Purchase Price allocated to the CMC Land is $60,000,000.

3. Escrow; Closing Costs.

3.1 Escrow. Within five (5) business days after the Effective Date, Seller and Buyer shall open an escrow (“Escrow”) with Fidelity National Title, National Commercial Services, (“Escrow Holder”), by delivering a fully-executed copy of this Agreement to Escrow Holder at 8055 E. Tufts Ave., Suite 900, Denver, CO 80237, Attn: Stephanie Taylor. This Agreement shall constitute joint escrow instructions.

3.2 Opening; Closing. As used herein, the term “Opening of Escrow” means the date Escrow Holder agrees to act in accordance with this Agreement. As used herein, the term “Close of Escrow” or “Closing” means the consummation of the purchase and sale transaction contemplated herein, evidenced by the recordation of the Grant Deeds (defined in Section 4, below) in the Official Records of the County. As used herein, the term “Closing Date” means the date the Close of Escrow occurs. Close of Escrow shall occur on the first Tuesday, Wednesday or Thursday that is fifteen (15) days after Buyer approves (or is deemed to have approved) the Contingencies or such other date as may be mutually agreed to by Buyer and Seller. The Closing shall occur at the offices of the Escrow Holder or such other location as the Parties may agree. Each Party may deliver its closing deliverables to Escrow via overnight courier, e-mail or other means acceptable to Escrow, and the Parties are not required to attend the Closing in person.

3.3 Closing Costs. Seller shall pay at Closing: (a) Seller’s share of the prorations (as described herein); (b) one-half (1/2) of any Escrow fees and costs; (c) the portion of the premium for the Title Policy (defined in Section 4 below) relating to ALTA standard coverage; (d) the documentary transfer taxes; (e) the brokerage fee or commission described in Section 15 below; and (f) the amount necessary to reimburse Buyer for the actual cost of the Survey (as defined in Section 5.1(a) below). Buyer shall pay all other costs of the transaction contemplated herein, including without limitation: (i) Buyer’s share of the prorations (as described herein); (ii) one-half (1/2) of any Escrow fees and costs; (iii) the portion of the premium for the Title Policy relating to ALTA extended coverage and the cost of any endorsements requested by Buyer (and which the Title Company agreed to issue); and (iv) all of the document recording charges. Buyer and Seller shall each pay their own legal and professional fees.

4. Condition of Title at Closing. Title to the Property shall be conveyed to Buyer upon the Close of Escrow. TAMCO shall convey title to the TAMCO Land to Buyer, and CMC shall convey title to the CMC Land to Buyer, each by a grant deed in the form attached hereto as Exhibit “B” (the “Grant Deed”), free and clear of all liens except for: (a) non-delinquent real property taxes and assessments not yet due and payable; (b) matters affecting title that were created by Buyer or with Buyer’s consent; (c) any title exceptions on the Report (defined in Section 5.1(a), below) that were approved (or deemed approved) by Buyer during the Due Diligence Period; (d) any survey matters shown on the Survey (as defined in Section 5.1(a) below) that were approved (or deemed approved) by Buyer during the Due Diligence Period; and (e) the Easement Agreement and MOU, defined in Section 5.1(e) below (collectively, the “Permitted Exceptions”). Notwithstanding anything to the contrary, the term “Permitted Exceptions” expressly excludes all deeds of trust, mortgages, attachments, judgments, liens for delinquent real property taxes and assessments, mechanics’ and materialmen’s liens, abatement liens, civil administrative penalties, and all other liens or encumbrances of a definite or ascertainable amount that secure the payment of money (collectively, “Monetary Encumbrances”). Seller shall remove (at Seller’s sole cost and expense) all Monetary Encumbrances on or before the Closing. As a condition to Buyer’s obligation to close hereunder, the Title Company shall issue to Buyer (with an effective date not earlier than the Closing Date), a 2006 ALTA form of extended coverage owner’s policy of title insurance insuring title to the Real Property vested in Buyer (or its assignee) in the amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”). The Title Policy shall include those endorsements (if any) that Seller agrees to obtain for Buyer in Seller’s Title Response Letter (defined in Section 5.1(c) below); provided, however, Buyer may obtain any additional endorsements that Buyer deems desirable (“Elective Endorsements”), but the issuance of the Title Policy with the Elective Endorsements shall not be a condition to Closing.

5. Contingencies. Buyer’s obligation to purchase the Property is subject to the following contingencies set forth in Section 5.1 and Section 5.2 below (the “Contingencies”).

5.1 Title Review. Buyer’s obligation to purchase the Property is expressly conditioned upon Buyer approving (in its sole and absolute discretion) the condition of title of the Property in accordance with the following procedures:

(a) Within fifteen (15) days after the Opening of Escrow, Seller shall direct Escrow Holder to deliver to Buyer a current title insurance commitment covering the Real Property (the “Report”) from Fidelity National Title, National Commercial Services, 8055 E. Tufts Ave., Suite 900, Denver, CO 80237, Attn: Stephanie Taylor (the “Title Company”) showing fee simple title to the Real Property vested in Seller and committing to insure such title to the Real Property in Buyer (or its assignee) by the issuance of a 2006 ALTA form of extended coverage policy of owner’s title insurance in the amount of the Purchase Price, along with copies of all documents referenced as exceptions in Schedule B or in the legal description of the Report. In addition, Buyer shall obtain an ALTA/NSPS Land Title Survey (“Survey”) of the Real Property. Buyer shall pay for the cost of the Survey, and Seller shall reimburse Buyer for the same at the Closing in accordance with Section 3.3. For the avoidance of doubt, if the Closing does not occur, Seller shall have no obligation to reimburse Buyer for the cost of the Survey.

(b) On or before the date that is ten (10) days before the last day of the Due Diligence Period (defined in Section 5.2 below) (the “Title Review Date”), Buyer may provide Seller with written notice (the “Title Objection Letter”) of any title matters shown in the Report and/or Survey to which Buyer objects (each, a “Title Objection”). If Buyer fails to deliver a Title Objection Letter prior to the Title Review Date, Buyer will be deemed to have approved all title and survey matters shown in the Report and Survey.

(c) On or before the date that is five (5) days before the last day of the Diligence Period, Seller shall notify Buyer in writing whether Seller will cure or remove the Title Objection(s), which Seller shall have the right to do or not do, in its sole and absolute discretion (the “Title Response Letter”). Seller’s failure to provide a Title Response Letter within the specified time will be deemed Seller’s election not to cure or remove the Title Objection(s).

(d) If Seller elects (or is deemed to have elected) not to cure or remove the Title Objection(s), Buyer may elect to either (i) terminate this Agreement by providing a Disapproval Notice (as described in Section 5.2 below) on or before the last day of the Due Diligence Period (as described in Section 5.2 below) and, in such event, Escrow Holder shall return the Deposit to Buyer and neither Party shall have any further rights or obligations hereunder, except for those that expressly survive the termination of this Agreement, or (ii) waive the Title Objection(s) and proceed towards Closing by providing (or being deemed to have provided) Seller with an Approval Notice in accordance with Section 5.2 below. If Seller elects (or is deemed to have elected) not to cure or remove the Title Objection(s), and Buyer provides (or is deemed to have provided) Seller with an Approval Notice, Buyer shall be deemed to have waived the Title Objection(s) and the title and/or survey matter(s) at issue shall constitute a “Permitted Exception” under this Agreement.

(e) Buyer acknowledges that the Property is subject to: (i) that certain Easement Agreement dated October 30, 2018 (“Easement Agreement”), by and between Seller and Tree Island Wire (USA), Inc., a Delaware corporation (“TIW”); (ii) that certain Memorandum of Understanding dated October 30, 2018 (“MOU”), by and between Seller and TIW; and (iii) that certain Voluntary Agreement dated July 31, 2020 (“Voluntary Agreement”), by and between Commercial Metals Company, a Delaware corporation, TAMCO and the South Coast Air Quality Management District. Buyer further acknowledges that Seller provided Buyer with copies of the Easement Agreement, the MOU and the Voluntary Agreement prior to the Effective Date. Notwithstanding anything to the contrary in this Agreement, Buyer hereby approves the terms and conditions of the Easement Agreement and the MOU. At the Closing, the Easement Agreement, the MOU and the Voluntary Agreement shall be assigned from Seller to Buyer by the Assignment and Assumption Agreement (defined in Section 10.1 below). Buyer and Seller agree that the Easement Agreement, the MOU and the Voluntary Agreement shall constitute “Permitted Exceptions” for all purposes hereunder. Notwithstanding anything herein to the contrary, nothing contained in this Section 5.1(e) shall be construed as a waiver by Buyer of its right to terminate this Agreement in accordance with Section 5.2 below.

5.2 Due Diligence; Condition of the Property. Buyer’s obligation to purchase the Property is expressly conditioned upon Buyer’s review and approval of the condition of the Property (including, without limitation, the physical and environmental condition of the Property (subject to the provisions of Section 6 below) and the condition of title (in accordance with the provisions of Section 5.1 above)) within the first sixty (60) days following the Effective Date (the “Due Diligence Period”). The aforementioned approval may be provided or withheld in Buyer’s sole and absolute discretion. If Buyer approves of the condition of the Property, Buyer shall provide Seller with written notice of the same (“Approval Notice”) on or before the last day of the Due Diligence Period. If Buyer disapproves of the condition of the Property, on or before the last day of the Due Diligence Period, Buyer shall provide Seller with written notice of the same (“Disapproval Notice”). If Buyer provides Seller with a Disapproval Notice, this Agreement shall terminate, Escrow Holder shall return the Deposit to Buyer, and neither Party shall have any further rights or obligations hereunder, except for those that expressly survive the termination of this Agreement. If Buyer fails to provide Buyer with an Approval Notice or a Disapproval Notice on or before the last day of the Due Diligence Period, Buyer will be deemed to have provided Seller with an Approval Notice. If Buyer provides (or is deemed to have provided) Seller with an Approval Notice, Buyer will be deemed to have waived the Contingencies and the Contingencies shall conclusively be deemed satisfied.

6. Right of Entry; Inspections. Prior to the Effective Date, Seller obtained those certain reports and studies concerning the environmental condition of the Property listed in Schedule “3” attached hereto (“Environmental Reports”). During the Due Diligence Period, Seller shall make good faith and reasonable efforts to obtain reliance letters from the consultants that prepared the Environmental Reports (“Environmental Consultants”), in a form reasonably acceptable to Buyer in Buyer’s sole discretion, that will allow Buyer to rely upon the Environmental Consultants’ (and not Seller) findings contained in the Environmental Reports (“Reliance Letters”). From and after the Effective Date, Buyer and its agents, employees, consultants, engineers, inspectors and contractors (the “Buyer Representatives”) may enter the Property to complete any non-invasive and non-intrusive inspections of the condition of the Property that Buyer deems appropriate (“Inspections”), provided: (a) Seller shall have the right to have a representative of Seller accompany Buyer and Buyer Representatives during such inspections, and if appropriate, will require that the Buyer and Buyer Representatives be briefed on Seller’s safety practices and to comply with such safety practices and (b) Buyer and Buyer Representatives (i) do not unreasonably interfere with Seller’s use of the Property and (ii) conduct the Inspections at reasonable hours and at times mutually acceptable to Buyer and Seller, and if required by Seller, in the presence of Seller’s personnel or under the supervision of Seller’s consultants. Notwithstanding the foregoing or anything to the contrary in this Agreement, the term “Inspections” expressly excludes, and Buyer shall have no right to enter upon the Property to complete, any investigations, tests and/or studies concerning the environmental condition of the Property (including, without limitation, Phase II investigations of any kind, and/or geotechnical assessments), other than those investigations, tests and/or studies concerning the environmental condition of the Property set forth on Exhibit “D”. Buyer agrees to rely solely upon Seller’s express representations and warranties set forth in Section 8.1 hereof, the Environmental Reports pursuant to the terms of any Reliance Letters and its own independent evaluation of the Property to ascertain the environmental condition of the Property. In the event Buyer elects to terminate this Agreement in accordance with Section 5 above, or the Closing does not otherwise occur for any reason whatsoever, Buyer shall, upon the written request of Seller, promptly deliver to Seller copies of all tests, studies, reports, surveys or other documents obtained by Buyer in connection with Buyer’s Inspections (the “Inspection Reports”). Buyer will indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller harmless from all claims (including claims of lien for work or labor performed or materials or supplies furnished), demands, liabilities, losses, damages, costs, fees and expenses (including Seller’s reasonable attorneys’ fees, costs and expenses) arising from or incurred in connection with the acts or activities of Buyer or the Buyer Representatives in, on or about the Property during or arising in connection with Buyer’s Inspections, unless resulting from Buyer’s mere discovery of Hazardous Substances (as defined in Section 7.6 below) (except to the extent the Hazardous Substances are exacerbated by Buyer or the Buyer Representatives after the discovery thereof) or an environmental condition on the Property (except to the extent the environmental condition is caused or exacerbated by Buyer or the Buyer Representatives after the discovery thereof). The indemnification obligations contained in this Section 6 shall survive the Closing or any termination or expiration of this Agreement.

6.1 Prior to the Closing, Buyer shall keep the Environmental Reports and the results of all Inspection Reports confidential in accordance with the terms and provisions of that certain Nondisclosure Agreement dated February 1, 2021, by and between Black Creek Industrial Acquisitions LLC, an affiliate of Buyer, and Commercial Metals Company, an affiliate of Seller (the “NDA”), all of which terms are incorporated by reference, modified by Section 18.18 below.

6.2 At least two (2) business days prior to any entry onto the Property, Buyer shall deliver to Seller written notice specifying the day and time of entry and generally describing the scope of the Inspections to be completed. Seller may, in its discretion, accompany Buyer during any entry.

6.3 Prior to entering the Property to complete the Inspections, Buyer and Buyer Representatives shall procure and maintain the following insurance (the “Required Insurance”):

	TYPE	AMOUNT

1	Commercial General Liability (Occurrence Basis)	$1,000,000 per occurrence; and $2,000,000 general aggregate.

2	Worker’s Compensation	California Statutory Limits.

3	Compensation and Employer’s Liability	$1,000,000 each accident; $1,000,000 policy limit bodily injury or disease; and $1,000,000 each employee, bodily injury or disease.

4	Automobile Liability	Combined single limit for bodily injury and property damage of $1,000,000 per occurrence or its equivalent covering all owned, hired and non-owned vehicles.

If any of the Required Insurance contains a general aggregate limit, such insurance shall apply separately to this Agreement or be no less than three times the specified occurrence limit. Prior to entering upon the Property, Buyer and Buyer Representatives must provide Seller with certificates of insurance and endorsements effecting coverage for the Required Insurance. Buyer’s commercial general liability insurance policy must cover (a) the activities of Buyer and Buyer Representatives and (b) the indemnity obligations in Section 6 above. All insurance policies required hereunder shall: (i) be written by insurance companies authorized to do business in California, with a general policy holder’s rating of not less than “A” and a financial rating of not less than Class “VII” as rated in the most current available “Best’s Key Rating Guide”; (ii) issue insurance on an occurrence basis; (iii) contain an endorsement stating that the policies are primary and that Seller’s policies are excess, secondary and non-contributing; (iv) contain an endorsement providing a full waiver of subrogation in favor of Seller; (v) name Seller and its subsidiaries, affiliates, officers, directors, employees and agents as “additional insureds”; and (vi) include a provision stating that the insurance will not be subject to cancellation, termination, or change during its term except upon not less than thirty (30) days prior written notice to Seller. Buyer and Buyer Representatives waive all rights against each other, Seller and any of their respective consultants, subcontractors, sub-subcontractors, agents and employees for damages caused by perils insured by the insurance required above.

7. Condition of the Property. As an essential inducement to Seller to enter into this Agreement, Buyer acknowledges and agrees to the following:

7.1 Disclaimer. Except as provided in Section 8.1, Seller hereby disclaims and shall not be liable for any statements, conversations, representations (other than those expressly set forth in this Agreement) or information made or provided by Seller, Seller’s agents or employees, or any other party, to Buyer or Buyer’s agents or employees concerning the Property (including, without limitation, any statements or information relating to the Property’s value, condition, or compliance with laws, the Property’s soils and geology, the existence or availability of any permits or approvals from any governmental authorities, the existence of any Hazardous Substances (as defined in Section 7.6 below) on the Property, and the matters set forth in the Environmental Reports). All such statements, conversations, representations and information, if any, are merged into and superseded by this Agreement, and Buyer hereby agrees that Buyer shall not be entitled to rely upon any such statements, conversations, representations or information from Seller or Seller’s agents or employees but may rely on the consultants who prepared the Environmental Reports to the extent provided in the Reliance Letters. Buyer hereby waives and relinquishes all rights and privileges arising out of or with respect to any representations (other than those expressly set forth in this Agreement), warranties or covenants, whether express or implied, which may have been made or given by Seller or its agents, employees or representatives; provided, however, the foregoing shall not constitute a waiver or relinquishment of any right or privilege arising out of or with respect to any representation or warranty extended to Buyer from the Environmental Consultants by the Reliance Letters.

7.2 Investigation. Buyer acknowledges that the Property was formerly used as a fabrication facility, as well as a steel mill. The major operations at the Property included receiving of steel scrap, melting of steel scrap, production of rebar, fabrication of rebar, and processing of steel slag, as more fully described in the Environmental Reports. Buyer further acknowledges that the current physical condition of the Property may reflect the prior use of the Property for these purposes. Buyer acknowledges and agrees that Seller’s delivery of the Environmental Reports satisfies Seller’s obligations to Buyer pursuant to California Health and Safety Code Section 25359.7. Buyer further acknowledges that this Agreement affords Buyer access to the Environmental Reports and the Property to complete its own independent assessment and investigation regarding the physical and environmental condition of the Property. Buyer represents to Seller that, prior to the expiration of the Due Diligence Period, Buyer will have thoroughly reviewed the Environmental Reports and made all inquiries, inspections, tests, audits, studies and analyses that it deems necessary or desirable in connection with purchasing the Property, and will have approved the results thereof (including, without limitation, engineering tests, economic feasibility studies, and inquiries of governmental authorities, and matters related to the drainage of storm water from the Property) prior to the waiver or satisfaction of the Contingencies. Buyer hereby acknowledges that it is relying solely upon its own independent evaluation of the Property and the inspections, tests, audits, studies and investigations conducted in connection with, and upon Buyer’s own judgment and verified information with respect to, its purchase of the Property, and is not relying on any representation or statement of Seller or looking to Seller with respect to any materials, data or other information supplied by Seller. Without limiting the generality of any other provision of this Agreement, including without limitation Seller’s representations and warranties contained in Section 8.1 below, upon the satisfaction or waiver of the Contingencies, Buyer agrees that: (a) Buyer shall be deemed to have accepted all risk associated with the Property, including, without limitation, any and all defects, adverse physical characteristics and existing environmental conditions, whether known or unknown, related to the Property that may or may not have been revealed by (i) any Inspection Reports, other third-party reports, materials or assessments prepared for or by Buyer or at Buyer’s direction, the

Due Diligence Materials or the Information, (ii) Buyer’s investigation and assessment of the Property, and/or (iii) the Environmental Reports, including, in each case, such defects and conditions, if any, that cannot be observed by casual inspection; (b) as between Seller and Buyer, Buyer shall be deemed to have accepted all costs and liabilities associated in any way with the physical and environmental condition of the Property (i.e., Seller will have no obligation to repair, correct or compensate Buyer for any condition of the Property, including defects in the Improvements, noncompliance with applicable laws and regulations, whether or not such condition of the Property was disclosed by Buyer’s due diligence and/or the Environmental Reports); and (c) Buyer shall be deemed to have accepted the condition of title, entitlements, governmental approvals and permits associated with the Property.

7.3 Sophistication of Buyer. Buyer is a sophisticated purchaser who is familiar with the condition of and ownership and operation of real estate similar to the Property. Buyer acknowledges that Buyer will have had an adequate opportunity to review the Environmental Reports and complete all other physical, financial and other examinations relating to the acquisition of the Property hereunder that Buyer deems appropriate, necessary or advisable, and will acquire the same solely on the basis of such review and examinations and the title insurance protection afforded by the Title Policy. Buyer shall look only to the Reliance Letters with respect to the Environmental Reports and not have any recourse against Seller with respect to same.

7.4 Due Diligence Materials. Within ten (10) business days after the Effective Date, Seller shall provide Buyer with copies of documents in Seller’s possession (to the extent reasonably accessible by Seller) regarding the Property, including, without limitation, the Environmental Reports, surveys (ALTA or as-built), applications for entitlements, approvals and/or permits, environmental impact reports, technical studies, letters of support or objection to proposed projects, and any other materials describing or analyzing the physical elements or qualities of the Property and/or relating to the governmental approvals associated with the Property (collectively, the “Due Diligence Materials”). The Due Diligence Materials, and any other information, documents and/or materials provided or to be provided by Seller or Seller’s employees, agents or representatives with respect to the Property (collectively with the Due Diligence Materials, “Information”) was or will be obtained from a variety of sources. Seller has not made any independent investigation or verification of any Information and, except as expressly set forth in this Agreement, makes no representations as to the accuracy or completeness of the Due Diligence Materials and Information. Buyer agrees that it will not attempt to assert any liability or claim against Seller, and hereby waives any such claim, based upon Seller furnishing the Due Diligence Materials and/or other Information. Notwithstanding anything to the contrary herein, the terms “Due Diligence Materials” and “Information” expressly exclude, and Seller shall have no obligation to provide to Buyer, any of the following (collectively, the “Excluded Information”): (a) attorney-client communications; (b) attorney work product; (c) proprietary business information; or (d) books, records, documents or information (i) on the corporate, financial and accounting records of the operation of Seller as an entity (as opposed to records concerning the Property), (ii) regarding offers or inquiries made by third parties concerning the purchase of some or all of the Property, (iii) that Seller cannot disclose without violating a contractual, statutory or other legal duty of confidentiality, or (iv) that are not in the possession of Seller or persons under Seller’s control.

7.5 Easement Estoppel. During the Due Diligence Period, Seller shall request an estoppel certificate from TIW relating to the MOU (the “Estoppel Certificate”). Seller shall use commercially reasonable and good faith efforts to obtain and deliver the final, executed Estoppel Certificate to Purchaser on or before two (2) Business Days prior to the expiration of the Due Diligence Period. Buyer acknowledges that the Estoppel Certificate may be dated more than thirty (30) days prior to the Closing Date. The Estoppel Certificate shall certify (i) whether TWI knows of any default under the MOU, and if there are known defaults, specifying the nature thereof; (ii) whether to TWI’s knowledge the MOU has been assigned, modified, or amended in any way (and if it has, then stating the nature thereof); and (iii) whether to TWI’s knowledge the MOU as of the date of the Estoppel Certificate is in full force and effect. Seller’s failure to obtain the Estoppel Certificate shall not constitute a default hereunder and the signed Estoppel Certificate shall not constitute a condition to Closing hereunder.

7.6 AS IS. BUYER IS BUYING THE PROPERTY “AS IS,” “WHERE IS,” “WITH ALL FAULTS,” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, BY SELLER, ITS AGENTS, BROKERS, CONSULTANTS (PROVIDED, HOWEVER, THE FOREGOING SHALL NOT BE CONSTRUED AS HAVING ANY IMPACT UPON ANY REPRESENTATIONS OR WARRANTIES EXTENDED TO BUYER FROM THE ENVIRONMENTAL CONSULTANTS BY THE RELIANCE LETTERS), COUNSEL, PARENTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, OR ANY OTHER PERSON, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 8.1 HEREOF AND ANY OF THE CLOSING DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 8.1 HEREOF AND ANY OF THE CLOSING DOCUMENTS, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AS TO THE PROPERTY AND THE ENVIRONMENTAL REPORTS: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; AND (D) ANY IMPLIED OR EXPRESS WARRANTY WITH RESPECT TO (i) THE CONDITION OF THE PROPERTY, (ii) THE COMPLETENESS OR ACCURACY OF ANY DOCUMENTS DELIVERED TO BUYER BY SELLER, OR (iii) THE PROPERTY’S COMPLIANCE WITH ANY ZONING OR OTHER APPLICABLE RULES, REGULATIONS, LAWS OR STATUTES, OR THE USES PERMITTED ON, THE DEVELOPMENT REQUIREMENTS FOR, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR ANY PORTION THEREOF. BUYER SHALL ACCEPT THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY THE ENVIRONMENTAL REPORTS AND BUYER’S INVESTIGATIONS, AND HEREBY RELEASES SELLER FROM ALL SUCH RISK. SELLER SHALL NOT HAVE ANY LIABILITY OF ANY KIND OR NATURE FOR ANY SUBSEQUENTLY-DISCOVERED DEFECTS IN THE PROPERTY, WHETHER THOSE DEFECTS WERE LATENT OR PATENT. BUYER FURTHER ACKNOWLEDGES THAT HAZARDOUS SUBSTANCES MAY EXIST OR DO EXIST ON, IN, UNDER, ABOVE, OR ABOUT THE PROPERTY.

For purposes of this Agreement, the term “Environmental Laws” shall mean and include, without limitation, any and all federal, state or local environmental statute, regulation, common law, ordinance or other requirements presently or hereafter in effect, as such statute, regulation or ordinance may be amended from time to time, relating to pollution or protection of the environment and human health and safety, including but not limited to and shall include, but is not limited to: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., (b) the Hazardous Substances Transportation Act, 49 U.S.C. Section 1801 et seq.; (c) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; (d) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (f) the Federal Clean Air Act, 42 U.S.C. Section 7401 et seq., (g) the Federal Clean Water Act of 1977 (33 U.S.C. Section 1251 et seq.), (h) Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act of 1978, 7 U.S.C. Section 136 et seq., (i) the Federal Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq., (j) any other federal law addressing human health and safety or the environment, (k) any law of the State of California addressing similar matters or the use, discharge, release, disposal, emission, response, investigation, removal, remediation and/or cleanup of substances or wastes; and (l) any regulations, policies, or guidance promulgated under or pursuant to (a) through (k).

For purposes of this Agreement, the term “Hazardous Substances” shall mean and include, without limitation, (i) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including, but not limited to, perfluorooctanic acids, perfluorosulfonic acids, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, mold, radioactive materials, metals, volatile organic compounds and (ii) mold, mycotoxins, microbial matter, and/or airborne pathogens (naturally occurring or otherwise) which pose an imminent threat to human health or the environment or adversely affect the Property.

Buyer acknowledges that, to the extent required to be operative, the disclaimers of warranties contained in this Section 7.6 are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

7.7 Survival. Sections 7.1 through this Section 7.7 shall survive the termination of this Agreement and/or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Close of Escrow.

7.8 RELEASE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BUYER RELEASES, DISCHARGES AND RELINQUISHES SELLER, ITS PARENT, SUBSIDIARIES, AND AFFILIATED CORPORATIONS AND BUSINESSES, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND OTHER REPRESENTATIVES (INDIVIDUALLY AND COLLECTIVELY “RELEASEES”) FROM AND AGAINST ANY AND ALL CLAIMS, RIGHTS OF RECOURSE, LIABILITIES, CAUSES OF ACTION, DAMAGES, LOSSES, SUITS, PENALTIES, FINES, COSTS, FEES, REMEDIATION AND RESPONSE COSTS,

CLEANUP COSTS, AND OTHER EXPENSES (INCLUDING COURT COSTS, REASONABLE CONSULTANT, EXPERT WITNESS AND ATTORNEYS’ FEES AND OTHER DEFENSE EXPENSES), OF EVERY NATURE AND CHARACTER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, HEREAFTER COLLECTIVELY REFERRED TO AS “CLAIMS”, ARISING OUT OF, RESULTING FROM OR IN ANY WAY CONNECTED WITH OR ALLEGED TO HAVE ARISEN OUT OF, RESULT FROM OR BE IN ANY WAY CONNECTED WITH: (I) HAZARDOUS SUBSTANCES THAT EXIST, NOW, IN THE PAST, OR IN THE FUTURE, ON, IN, UNDER, ABOVE, OR ABOUT THE PROPERTY; (II) THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ANY ENVIRONMENTAL LAWS; (III) ANY ENVIRONMENTAL LAWS; OR (IV) SELLER’S OPERATIONS OR ANY PRIOR OWNER’S OPERATIONS ON THE PROPERTY, WHETHER OR NOT SUCH CLAIMS ARE CAUSED IN WHOLE OR IN PART BY AN ACTIVE OR PASSIVE NEGLIGENT ACT OR OMISSION, OR ALLEGED ACTIVE OR PASSIVE NEGLIGENT ACT OR OMISSION, OF THE RELEASEES. IT IS THE EXPRESS INTENT OF THE PARTIES THAT BUYER RELEASE, DISCHARGE, AND RELINQUISH THE RELEASEES FOR THE RELEASEES’ PARTIAL ACTIVE AND/OR PASSIVE NEGLIGENCE OR ALLEGED PARTIAL ACTIVE AND/OR PASSIVE NEGLIGENCE, ITS OWN WILLFUL MISCONDUCT OR THE CONCURRENT, SOLE, WANTON OR GROSS NEGLIGENCE OF SELLER. NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY IN THIS SECTION: (A) BUYER DOES NOT RELEASE, RELINQUISH OR WAIVE ANY CLAIMS THAT BUYER MAY HAVE AGAINST THE ENVIRONMENTAL CONSULTANTS UNDER THE ENVIRONMENTAL REPORTS; (B) BUYER SHALL HAVE NO OBLIGATION TO INDEMNIFY, DEFEND AND HOLD THE ENVIRONMENTAL CONSULTANTS HARMLESS FROM AND AGAINST ANY CLAIMS RELATED TO THE ENVIRONMENTAL REPORTS; AND (C) BUYER SHALL HAVE NO OBLIGATION TO INDEMNIFY, DEFEND AND HOLD SELLER HARMLESS FROM AND AGAINST ANY THIRD PARTY CLAIMS RELATED TO ENVIRONMENTAL CONDITIONS ON THE PROPERTY (EXCEPT AS OTHERWISE SET FORTH IN SECTION 6 ABOVE).

THE PROVISIONS OF THIS SECTION 7.8 SHALL SURVIVE CLOSING (AND SHALL NOT BE MERGED THEREIN) OR EARLIER TERMINATION OF THIS AGREEMENT.

Initialed by:
	/s/ PL Seller	/s/ SB Buyer

Without limiting the foregoing, from and after the execution of this Agreement, the provisions of this Section 7.8 shall continue to be effective with respect to each Releasee irrespective of whether thereafter such Releasee assigns or has purported to assign or otherwise dispose of its interest or any portion of its interest, under this Agreement, or in the Property.

Buyer, on behalf of itself and its successors and assigns, hereby assumes the above-mentioned risks and agrees that the aforesaid release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated, and upon advice of legal counsel, Buyer, on behalf of itself and its successors and assigns, hereby waives any and all rights under California Civil Code Section 1542, which Section has been duly explained to Buyer by its counsel, and reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Seller’s Initials:         /s/ PL         Buyer’s Initials:         /s/ SB

Without limiting the generality of the foregoing, the Releasees shall have no liability to Buyer with respect to the condition of the Property under any Environmental Law. Buyer hereby releases and waives any and all claims that Buyer has or may have against the Releasees under any Environmental Law.

8. Representations and Warranties.

8.1 Seller’s Representations and Warranties. Seller hereby represents and warrants that, to Seller’s Actual Knowledge (as defined in Section 8.1(o) below), and except as may otherwise be shown in the Information and/or the Report, each of the following is true as of the Effective Date and will be true as of the Closing Date:

(a) Organization; Authority. TAMCO is a corporation organized, validly existing, and in good standing under the laws of the State of California, and is qualified to do business in the State of California. CMC is a corporation organized, validly existing, and in good standing under the laws of the State of Texas, and is qualified to do business in the State of California. This Agreement, and the performance of Seller’s obligations hereunder, and all documents to be executed and delivered by Seller at the Closing, are (or on the Closing Date will be) duly authorized, executed and delivered by Seller, and are (or on the Closing Date will be) legal, valid and binding obligations of Seller. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, government agency, or other party is required for Seller to enter into or to perform Seller’s obligations under this Agreement, except as has already been obtained.

(b) Notice of Violation of Law. Seller has received no written notice of any currently outstanding violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property.

(c) Litigation. Seller has not received any written notice of any existing, pending or threatened litigation or arbitration involving the Property or Seller’s interest therein.

(d) Condemnation. Seller has received no written notice of any presently pending or contemplated proceedings to condemn the Property (or any portion of the Property).

(e) Foreign Person. Seller is not a foreign person and is a “United States Person” as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(f) Insolvency. There is no pending or contemplated case, proceeding or other action seeking reorganization, liquidation or dissolution of Seller, nor has Seller been rendered insolvent, under any applicable bankruptcy or insolvency laws.

(g) Leases and Contracts. There are no leases, subleases, occupancies or tenancies or parties in possession of any part of the Property. Seller has not granted to any party any option, right of first refusal or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein. Except for the Easement Agreement and the MOU, there are not any service contracts, management agreements, maintenance contracts and/or other contracts or agreements with third parties that are not recorded title documents and relate to or affect the operation of the Real Property.

(h) Hazardous Substances. Seller has not received written notice from any governmental entity alleging that Seller is not currently in full compliance with Environmental Laws with respect to the environmental condition of the Property. Except as provided in the Environmental Reports, to Seller’s knowledge, neither Seller nor any other person has used, generated, processed, stored, released, discharged, transported or disposed Hazardous Substances on the Property except for in material compliance with all then applicable Environmental Laws. There is no claim pending, nor has Seller received any written notice threatening a claim with respect to an environmental condition currently existing at the Property. To Seller’s knowledge, Seller has provided to Buyer all written assessments, reports, data, results of investigations or audits that are in Seller’s possession or reasonable control relating to the environmental condition of the Property.

(i) No Contractual or Donative Commitments. There are no contractual or donative commitments relating to the Property to any governmental authority, quasi-governmental authority, utility company, community association, homeowners’ association or to any other organization, group, or individual which would impose any obligation upon Buyer to make any contribution or dedication of money (including, without limitation, impact fees) or land, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

(j) ERISA. Neither the execution and delivery of this Agreement, nor any of the transactions contemplated hereunder involve any transaction that is subject to the prohibitions of Section 406 of Employee Retirement Income Security Act, as amended or in connection with which a tax could be imposed pursuant to Section 4975(c) of the Internal Revenue Code of 1986, as amended.

(k) Related Party. Seller represents and warrants that (i) as of the date hereof, it is not an “affiliate” of JPMorgan Chase & Co. Bank N.A. (as such term is defined under Section 13 of the Bank Holding Company Act and Regulation VV (12 C.F.R. Part 248 promulgated thereunder)) and (ii) it shall notify Buyer promptly in writing if the foregoing clause (i) is reasonably likely to cease to be, and/or otherwise ceases to be, true.

(l) Prohibited Person. To Seller’s Knowledge, none of its investors, affiliates or brokers or other agent (if any), acting or benefit in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7). As used herein, “Prohibited Person” means any of the following: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in clause (i), (ii), (iii) and/or (iv) above.

(m) Property Documents. To Seller’s Knowledge, the Due Diligence Materials and Environmental Reports provided to Buyer are complete copies of those same documents in Seller’s possession. To Seller’s Knowledge, Seller has provided Buyer with copies of all reports, audits, investigations, assessments and documents of similar nature in Seller’s possession that are reasonably accessible to Seller and reflect (i) the presence of Hazardous Materials at, on underlying or migrating to or from the Real Property; (ii) violations of Environmental Laws by Seller with respect to the Property; and (iii) potential or alleged liability of Seller under the Environmental Laws by Seller with respect to the Property, such as noncompliance or responsibility for environmental conditions on the Property, the presence of Hazardous Materials on the Property, or a failure to remediate the same.

(n) Effect of Representations and Warranties. Each representation and warranty in this Section 8.1: (i) is material and being relied upon by Buyer; (ii) is true in all respects as of the Effective Date; (iii) must be true in all respects on the Closing Date; and (iv) shall not survive the Closing Date, except as set forth in Section 16.4.4 below. Seller will not cause or suffer any action to be taken which would cause any of the foregoing representations or warranties to be untrue as of the Closing Date. Seller shall promptly notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing Date which causes a material change in the facts relating to, or the truth of, any of the above representations or warranties; provided, however, that upon such notification, (i) Buyer shall have the option to terminate this Agreement by delivering written notice thereof to Seller, in which case Escrow shall return the Deposit and the Nonrefundable Earnest Funds to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow and Title Company, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision of this Agreement which expressly survives the termination of this Agreement), and (ii) to the extent that any of the events or conditions described in such notification are caused as a result of a breach by Seller of this Agreement, Buyer shall be entitled to all of the rights and remedies set forth in Section 16.4, it being expressly understood that Seller’s obligation to provide such notification shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties, covenants or agreements under this Agreement.

(o) Seller’s Actual Knowledge. The terms “Seller’s Knowledge” and “Seller’s Actual Knowledge,” and terms of similar import, shall mean the actual current (and not constructive) knowledge of Paul Lawrence, the Treasurer of Seller, and, for purposes of Section 8.1(m), Gilbert Hutton without any independent inquiry or investigation; provided, however that neither Paul Lawrence, nor Gilbert Hutton shall have any personal liability in connection with any representations or warranties of Seller hereunder. Seller represents and warrants to Buyer that Paul Lawrence and Gilbert Hutton have significant knowledge with respect to the Real Property.

8.2 Buyer’s Representations and Warranties. Buyer hereby represents and warrants that each of the following is true as of the Effective Date and will be true as of the Closing Date:

(a) Organization; Authority. Buyer is a limited liability company organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business in the State of California. This Agreement, and the performance of Buyer’s obligations hereunder, and all documents to be executed and delivered by Buyer at the Closing, are (or on the Closing Date will be) duly authorized, executed and delivered by Buyer, and are (or on the Closing Date will be) legal, valid and binding obligations of Buyer and no consent of any partner, shareholder, creditor, investor, judicial or administrative body, government agency, or other party is required for Buyer to enter into or to perform Buyer’s obligations under this Agreement; provided, however, that Buyer will require approval of its board of directors in order to consummate the acquisition of the Property, which approval Buyer intends to seek prior to the end of the Due Diligence Period. In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have obtained the requisite approvals to consummate the transaction contemplated hereunder.

(b) Insolvency. There is no pending or contemplated case, proceeding or other action seeking reorganization, liquidation or dissolution of Buyer, nor has Buyer been rendered insolvent, under any applicable bankruptcy or insolvency laws.

(c) Effect of Representations and Warranties. Each representation and warranty in this Section 8.2: (i) is material and being relied upon by Seller; (ii) is true in all respects as of the Effective Date; (iii) must be true in all respects on the Closing Date; (iv) shall survive for six (6) months after the Closing Date; provided, however, that Buyer shall have no liability to Seller for a breach of any such representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Buyer within six (6) months following the Closing Date and an action with respect to such breach shall have been commenced by Seller against Buyer within six (6) months following the Closing Date; and (v) shall not be deemed to have merged into any of the documents executed or delivered at the Close of Escrow. Buyer shall promptly notify Seller, in writing, of any event or condition known to Buyer which occurs prior to the Closing Date which causes a material change in the facts relating to, or the truth of, any of the above representations or warranties; provided, however, that upon such notification, (i) Seller shall have the option to terminate this Agreement by delivering written notice thereof to Buyer, in which case Escrow shall deliver the Nonrefundable Earnest Funds to Seller, the parties shall share equally the cancellation charges, if any, of Escrow and Title Company, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision of this Agreement which expressly survives the termination of this Agreement), and (ii) to the extent that any of the events or conditions described in such notification are caused as a result of a breach by Buyer of this Agreement, Seller shall be entitled to pursue an action against Buyer to recover Seller’s actual damages, it being expressly understood that Buyer’s obligation to provide such notification shall in no way relieve Buyer of any liability for a breach by Buyer of any of its representations, warranties, covenants or agreements under this Agreement.

9. Prorations. The following shall be adjusted between Seller and Buyer, and shall be prorated as of 11:59 p.m. on the day immediately preceding the Closing Date, as if Buyer was the owner of the Property for the entire Closing Date:

9.1 Taxes and Assessments. All real property taxes and special assessments applicable to the Property, whether payable in installments or not, and including, without limitation, any supplemental taxes attributable to the period before the Closing Date (“Taxes”), for the year in which the Closing occurs will be prorated as of the Closing Date, based on the latest available tax rate and assessed valuation. For the avoidance of doubt, notwithstanding anything to the contrary herein, Buyer shall be solely responsible for any supplemental taxes issued for the tax year in which the Closing occurs that are assessed solely as a result of the sale of the Property from Seller to Buyer. If, as of the Closing Date, the actual tax bills for the year in question are not available and the amount to be prorated cannot reasonably be ascertained, then the apportionment of Taxes shall be made on the basis of the tax rate for the immediately preceding year applied to the latest assessed valuation of the Property.

9.2 Additional Property Expenses. All items of expense for the Property, including but not limited to, utility charges, maintenance charges, and charges under any Permitted Exceptions shall be prorated as of the Closing Date. For any utilities that are in the name of Seller, Buyer and Seller shall cooperate to arrange for final utility readings as close to the Closing Date as reasonably possible and the issuance of a final bill to Seller, with Buyer being designated the billing party in lieu of Seller from and after the Closing Date.

9.3 Closing Settlement Statement. The Parties shall supply information to Escrow Holder to allow the Escrow Holder to calculate the prorations contemplated herein. The Parties shall cooperate in the review and finalization of such prorations for the Closing. The Purchase Price, prorations and any other credits and adjustments shall be reflected on a closing settlement statement to be executed by Buyer and Seller for the Closing.

10. Closing Deliverables.

10.1 Seller’s Closing Deliverables. On or before the Closing Date, Seller must deposit into Escrow the following: (a) the Grant Deeds, duly executed and acknowledged by TAMCO and CMC, as applicable; (b) two counterpart originals of the Assignment and Assumption Agreement attached hereto as Exhibit “C” (“Assignment and Assumption Agreement”), duly executed by TAMCO and CMC; (c) affidavits from TAMCO and CMC that neither is a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code, as amended; (d) California Form 593s for both TAMCO and CMC; (e) complete and executed originals of the Reliance Letters to the extent not already delivered as of the Effective Date; (f) such additional documents as may be necessary to convey the Property to Buyer in accordance with this Agreement; and (g) any amount determined by Escrow Holder to be due from Seller in connection with the closing costs and prorations, as provided herein.

10.2 Buyer’s Closing Deliverables. On or before the Closing Date, Buyer must deposit into Escrow the following: (a) the Purchase Price, in accordance with Section 2 above; (b) two counterpart originals of the Assignment and Assumption Agreement; (c) California Form 593s for both TAMCO and CMC, duly executed by Buyer; (d) a preliminary change of ownership report for the TAMCO Land, duly executed by Buyer; (e) a preliminary change of ownership report for the CMC Land, duly executed by Buyer, (f) such additional documents as may be necessary to convey the Property to Buyer in accordance with this Agreement; and (g) any amount determined by Escrow Holder to be due from Buyer in connection with the closing costs and prorations, as provided herein.

11. Closing Procedures. Upon the Close of Escrow, Escrow Holder shall perform the following:

11.1 Date all documents and all acceptances to such documents as of the Closing Date. Verify that all required exhibits have been attached or noted as “intentionally omitted.” Confirm that any blanks in the documents have been completed;

11.2 Assemble all counterpart signatures received into fully-executed originals;

11.3 Disburse to Seller the Purchase Price, less all items chargeable to Seller’s account pursuant to this Agreement;

11.4 Cause the Grant Deeds and any other documents that the Parties hereto may mutually direct to be recorded in the Official Records of the County;

11.5 Cause the Title Company to deliver the Title Policy to Buyer;

11.6 Deliver to Seller and Buyer conformed copies of all documents recorded at the Close of Escrow; and

11.7 Deliver to the appropriate Parties any other documents or instruments to be delivered through Escrow pursuant to the terms hereof.

12. Post Closing Covenants.

12.1 Adjustments and Reconciliations. If any of the prorations pursuant to Section 9 cannot be definitely calculated on the Closing Date, then they shall be estimated at the Closing and definitely calculated as soon after the Closing Date as feasible and, in any event, within ninety (90) days after the Closing Date (the “Outside Reconciliation Date”). As soon as the necessary information is available, Buyer and Seller shall conduct a post-Closing review to determine the accuracy of all prorations. Either party owing the other party a sum of money based on such subsequent proration(s) or post-Closing review shall pay said sum to the other party within thirty (30) days of the date of demand therefor (so long as said demand is made on or before the Outside Reconciliation Date). Seller shall pay promptly upon receipt any bills relating to the operation of the Property for periods prior to Closing. Notwithstanding anything to the contrary in this Section 12, neither party shall have any obligation to reconcile or pay any adjusted pro-ration amount to the other party unless a written demand for the same has been made on or before the Outside Reconciliation Date.

12.2 UST Permit Transfer. Following the Closing, Buyer will obtain a Permit to Operate an Underground Storage Tank with respect to the UST System (the “UST Permit”). Accordingly, at or immediately following Closing, Buyer shall report and submit to California’s Unified Program information necessary for the transfer of TAMCO’s existing UST Permit to Buyer through the California Environmental Reporting System (“CERS”) (the “Application”) and satisfy any other requirements or conditions required in connection with obtaining the UST Permit and the ownership and operation of the UST System (including, without limitation, providing any financial assurance necessary to obtain the UST Permit). Prior to the expected Closing Date, Sellers shall reasonably cooperate with Buyer in the preparation and completion of the Application.

12.3 Post-Closing Access. Following the Closing and until the UST Permit has been transferred to Buyer, Buyer will permit TAMCO, its affiliates and their respective representatives to access the Property as and to the extent necessary to perform any activities necessary to comply with UST Permit.

13. Casualty and Condemnation.

13.1 Hazard Insurance and Risk of Loss. Any loss at or damage to the Property resulting from fire, other casualty or otherwise, between the date of this Agreement and the time of Closing hereunder shall be at Seller’s risk unless caused by Buyer or those acting on Buyer’s behalf. If any such loss or damage occurs prior to Closing, Seller shall notify Buyer and Buyer shall have a period of ten (10) days to notify Seller whether Buyer will terminate this Agreement (in which event the Deposit shall be returned to Buyer and thereafter this Agreement and all obligations of Buyer and Seller shall terminate other than those that expressly survive the termination of this Agreement). If Buyer fails to terminate this Agreement within that 10-day period, then unless Seller has previously repaired the damage or destruction prior to the Closing, Seller shall (i) cause the net proceeds (if any) of any insurance less the amount of all costs incurred in connection with the repair of the damage or destruction to be paid to Buyer, and (ii) assign and transfer to Buyer all right, title and interest in and to any uncollected insurance proceeds (if any) by reason of the damage or destruction which Seller may be entitled to receive from such damage or destruction. Seller covenants that it shall maintain the property insurance coverages currently in effect for the Property through the date of Closing.

13.2 Condemnation. If Seller receives written notice from a condemning authority advising of a condemnation of all or any portion of the Property (“Condemnation Notice”), Seller shall immediately advise Buyer of same in writing and deliver therewith a copy of the Condemnation Notice. In such event, Buyer shall not have the right to terminate this Agreement and shall proceed towards Closing; provided, however, Seller shall transfer to Buyer at the Close of Escrow any proceeds from condemnation or Seller’s right to receive such proceeds. As used herein, the terms “condemnation” or “condemned” shall mean the exercise of, or intent to exercise, the power of eminent domain expressed in writing, as well as the filing of any action or proceeding for such purpose, by any person, entity, body, agency or authority having the right or power of eminent domain (the “condemning authority”), other than any minor right-of-way acquisition with respect to any existing road or street and underground utilities or sewer line acquisitions which do not affect Buyer’s proposed development and use of the Property.

14. Election to Exchange. Each Party reserves the right, at any time before the Closing, to convert this transaction into an exchange which qualifies for non-recognition of gain under Internal Revenue Code Section 1031 and applicable provisions of the California Revenue and Taxation Code, including an Exchange subject to the procedures outlined in Treasury Regulation Section 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. In such event, the Party intending to conduct the tax-deferred exchange (the “Exchanging Party”) shall provide written notice of the same to the other Party (the “Cooperating Party”). The Exchanging Party shall have the right at any time prior to Closing to assign its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an exchange. In connection with any such exchange, any exchange accommodation title holder shall have taken all steps necessary to own the Property under applicable law. The Cooperating Party agrees to accommodate the Exchanging Party in effecting such tax-deferred exchange by promptly executing any amendments to this Agreement, escrow instructions relating to the exchange, or any other documents as may be necessary to carry out such exchange. Each Party acknowledges and agrees that neither an assignment of a party’s rights under this Agreement for purposes of an exchange nor any other actions taken by a Party or any other person in connection with the exchange shall release any Party from, or modify, any of their respective liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the exchange. The Parties agree that: (a) in no event shall the consummation of this transaction be contingent or predicated upon such exchange; (b) the Closing shall not be extended or delayed by such exchange, or otherwise subject to the closing of any other escrow; (c) the Cooperating Party shall not be required to incur any liability or expense in connection with such exchange; (d) the Property shall be conveyed by direct deed from Seller to Buyer (or, if applicable, an exchange accommodation title holder); (e) the Cooperating Party shall not be obligated to acquire title to any “replacement property” in order to effect such exchange; (f) such restructuring shall not relieve the Exchanging Party of any liability or obligation hereunder, and the Cooperating Party shall have the right to look solely to the Exchanging Party with respect to the obligations of the Exchanging Party under this Agreement; and (g) the Exchanging Party agrees to indemnify, defend and hold the Cooperating Party harmless from any liabilities, damages or costs (including, but not limited to, reasonable attorneys’ fees and related expenses) that may arise from cooperation in such exchange.

15. Brokerage Commissions. Buyer and Seller hereby acknowledge and represent that there are no broker’s commissions or finder’s fees due in connection with this transaction except a commission to Jones Lang LaSalle (“Seller’s Broker”), which shall be paid by Seller only upon the Close of Escrow pursuant to a separate agreement between Seller and Seller’s Broker. Buyer and Seller shall each hold harmless and indemnify the other from any claims of brokers, agents or finders, licensed or otherwise, claiming through, under or by reason of the conduct of the indemnifying Party with respect to the transaction contemplated hereunder except as disclosed above. The provisions of this Section 15 shall survive the Closing Date or the termination of this Agreement.

16. Remedies for Default.

16.1 Buyer’s Default. Buyer will be deemed to be in default under this Agreement (a) if Buyer fails to close under this Agreement for any reason other than Seller’s default under this Agreement or the failure of a condition precedent to Buyer’s obligation to perform under this Agreement, (b) if Buyer fails to meet, comply with, or perform any covenant, agreement, or obligation required on its part within the time limits and in the manner required in this Agreement, or (c) if a material breach of any representation or warranty (made by Buyer) has occurred; provided, however, that no such default will be deemed to have occurred unless and until Seller has given Buyer written notice of this Agreement, describing the nature of the default, and Buyer has failed to cure such default within five (5) days after the receipt of such notice (but in any event before the Closing Date, unless such default occurs after the Closing).

16.2 Remedies for Buyer’s Default.

(a) SELLER AND BUYER AGREE THAT THE DAMAGES SELLER WOULD SUFFER IF BUYER DEFAULTS ON ITS OBLIGATION TO CLOSE ESCROW AS PROVIDED IN SECTION 16.1(a) ABOVE WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN, AND THAT THE DEPOSIT REPRESENTS THEIR REASONABLE ESTIMATE OF SUCH DAMAGES, CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED, AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY, IMPRACTICAL OR INCONVENIENT, AND PARTICULARLY IN VIEW OF THE FACT THAT SELLER IS TAKING THE PROPERTY OFF THE MARKET, WHICH SELLER WOULD NOT DO BUT

FOR BUYER’S AGREEMENT TO PURCHASE THE PROPERTY. ACCORDINGLY, IN THE EVENT BUYER DEFAULTS ON ITS OBLIGATION TO CLOSE ESCROW AS PROVIDED IN SECTION 16.1(a) ABOVE, SELLER, AS ITS SOLE REMEDY, SHALL RECEIVE AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. SAID SUM SHALL BE IN ADDITION TO AND SHALL NOT BE DEEMED TO INCLUDE ANY ATTORNEYS’ FEES THAT MAY BECOME DUE TO SELLER PURSUANT TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. BY INITIALING THIS PROVISION, SELLER AND BUYER EACH CONFIRMS THE ACCURACY OF THE FOREGOING STATEMENTS, AND AFFIRMS ITS RESPECTIVE OBLIGATIONS UNDER THIS SECTION 16.2.

(b) IN THE EVENT BUYER DEFAULTS ON ITS OBLIGATIONS UNDER THIS AGREEMENT AS SET FORTH IN SECTION 16.1(b) or SECTION 16.1(c) ABOVE, SELLER MAY (I) TERMINATE THIS AGREEMENT BY DELIVERING WRITTEN NOTICE THEREOF TO BUYER, IN WHICH CASE ESCROW SHALL PROMPTLY RETURN THE DEPOSIT TO BUYER AND DELIVER THE NONREFUNDABLE EARNEST FUNDS TO SELLER, THE PARTIES SHALL SHARE EQUALLY THE CANCELLATION CHARGES, IF ANY, OF ESCROW AND TITLE COMPANY, AND THIS AGREEMENT SHALL BE OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER (OTHER THAN PURSUANT TO ANY PROVISION OF THIS AGREEMENT WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT); OR (II) SELLER MAY PURSUE AN ACTION AGAINST BUYER TO RECOVER SELLER’S ACTUAL DAMAGES, PROVIDED THAT THE FOREGOING SHALL NOT LIMIT BUYER’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

(c) SELLER IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES FOR BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH OF THIS AGREEMENT, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE.

Seller’s Initials:        /s/ PL         Buyer’s Initials:        /s/ SB

16.3 Seller’s Default. Seller will be deemed to be in default under this Agreement (a) if Seller fails, for any reason other than Buyer’s default under this Agreement or the failure of a condition precedent to Seller’s obligation to perform under this Agreement, to meet, comply with, or perform any covenant, agreement, or obligation required on its part within the time limits and in the manner required in this Agreement, or (b) if a material breach of any representation or warranty (made by Seller) has occurred; provided, however, that no such default will be deemed to have occurred unless and until Buyer has given Seller written notice of the default, describing its nature, and Seller has failed to cure such default within five (5) days after receipt of such notice (but in any event before the Closing Date, unless such default occurs after Closing).

16.4 Remedies for Seller’s Default.

16.4.1 Actual Damages; Specific Performance. In the event of a default by Seller under any provision of this Agreement, Buyer may, in Buyer’s sole and absolute discretion, as its sole and exclusive remedy, terminate this Agreement, in which case (i) Escrow Holder shall promptly return the Deposit to Buyer and deliver the Nonrefundable Earnest Funds to Seller and (ii) Seller shall reimburse Buyer for the actual, out-of-pocket expenses incurred by Buyer in connection with this Agreement and Buyer’s due diligence inspections, tests and studies related to the Property up to a maximum amount of $325,000; provided, however, that in the event the transaction contemplated by this Agreement fails to close as a result of a Seller default, Buyer may in its sole and absolute discretion, as an alternative to its remedy set forth above, continue this Agreement and seek the equitable remedy of specific performance, which remedy shall be elected by both delivering a written notice (the “Election Notice”) to Seller within thirty (30) days after the date that Buyer becomes aware of Seller’s default and filing a lawsuit for specific performance within ninety (90) days after the date that Buyer becomes aware of Seller’s default. Notwithstanding the foregoing, if the equitable remedy of specific performance is impracticable, or otherwise unavailable, due to the fact that Seller has conveyed the Property to a third party in breach of this Agreement or otherwise encumbered or leased the Property in breach of this Agreement, then Buyer shall have the right to terminate this Agreement by delivery of written notice of termination to Seller, whereupon the Escrow Holder shall return the Deposit to Buyer and deliver the Nonrefundable Earnest Funds to Seller, and Buyer may pursue an action against Seller to recover Buyer’s actual damages.

16.4.2 Intentionally Omitted.

16.4.3 Express Waiver of Consequential Damages. In no event shall Seller or Buyer be liable to the other party for any consequential, special or punitive damages, and each hereby waives all rights to seek recovery of same.

16.4.4 Survival of Seller’s Representations and Warranties. The Parties agree that Seller’s warranties and representations in this Agreement and in any document (including any estoppel or other certificate) executed by Seller under this Agreement with respect to the Property shall survive for six (6) months after the Closing Date. Seller shall have no liability to Buyer for a breach of any such representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller within six (6) months following the Closing Date and an action with respect to such breach shall have been commenced by Buyer against Seller within six (6) months following the Closing Date. Except in the event of fraud or intentional misrepresentation by Seller, in no event will Seller’s liability for damages to Buyer after the Closing exceed $5,000,000.

16.4.5 Limitation of Liability. No director, officer, employee, shareholder, representative, advisor or agent of Seller or of any entity that has or acquires an interest in Seller, shall have any personal liability, directly or indirectly, under or in connection with the transaction contemplated by this Agreement or any agreement made or entered into pursuant to this Agreement, or any amendments to any of the foregoing made at any time before or after the date hereof. Buyer and its respective successors and assigns shall look solely to Seller and its assets for the payment of any claim or for any performance, and, on behalf of itself and its successors and assigns, Buyer hereby waives any and all personal liability against the aforementioned persons.

16.5 Acknowledgment. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THIS SECTION 16 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS:

Seller’s Initials:        /s/ PL         Buyer’s Initials:        /s/ SB

17. Natural Hazards; Mello-Roos Community Facilities Districts; California Commercial Disclosure Report. As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, and California Public Resources Code Sections 2621.9, 2694, and 4136, and any successor statutes or laws (the “Act”). Concurrently with the Opening of Escrow, Seller shall request that Escrow order and deliver to Buyer a written California Commercial Disclosure Report (“Disclosure Report”). Buyer shall acknowledge receipt of the Disclosure Report by promptly executing the same and delivering a copy of the Buyer-executed Disclosure Report to Escrow and Seller. Buyer acknowledges that the Disclosure Report will fully and completely discharge Seller from its disclosure obligations under the Act, and, for the purpose of this Agreement, the provisions of California Civil Code Section 1103.4 regarding the non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply. Buyer further acknowledges that the Disclosure Report will identify special taxes, improvement bonds, assessments and Mello-Roos Community Facilities Districts (collectively, “Special Taxes”) affecting the Property, and that the Disclosure Report will fully and completely discharge Seller from any obligation to disclose to Buyer the existence of Special Taxes affecting the Property.

18. Miscellaneous.

18.1 Notices. All notices relating to this Agreement must be given in writing and will be deemed sufficiently provided when delivered: (a) personally, in which case it will be deemed received on delivery; (b) by generally recognized next-business-day courier service, in which case it will be deemed delivered on the next business day if timely delivered to such service for next-day delivery, postage pre-paid; or (c) three (3) days after deposit in the United States mail certified or registered, return receipt requested, with postage prepaid; and addressed as follows:

If to Buyer:             BTC III Acquisitions LLC

Attn: J.R. Wetzel

Managing Director – Western Region

518 17th Street, 17th Floor

Denver, Colorado 80202

Email: jr.wetzel@blackcreekgroup.com

with a copy to:             Peter Vanderburg, SVP, Development Group Head

4675 MacArthur Court, Suite 625

Newport Beach, California 92660

Email: peter.vanderburg@blackcreekgroup.com

and to:                          BTC III Acquisitions LLC

Attn: Tom McGonagle

518 17th Street, 17th Floor

Denver, Colorado 80202

Email: tom.mcgonagle@blackcreekgroup.com

and to:                          BTC III Acquisitions LLC

Attn: Joshua J. Widoff, Managing Director

518 17th Street, 17th Floor

Denver, Colorado 80202

Email: BCGLegalNotices@blackcreekgroup.com

and to:                           Polsinelli PC

Attn: Amy K. Hansen, Esq.; Andrea G. Horvath, Esq.

1401 Lawrence St., Suite 2300

Denver, Colorado 80202

Email: ahansen@polsinelli.com; ahorvath@polsinelli.com

If to Seller:                  TAMCO

c/o Commercial Metals Company

Attn: Office of the General Counsel

6565 N. MacArthur Blvd., Suite 800

Irving, Texas 75039

with a copy to:             Gresham Savage Nolan & Tilden, PC

550 E. Hospitality Lane, Suite 300

San Bernardino, CA 92408

Attn: Mark Ostoich

Either Party may change its address by written notice to the other given in the manner set forth above. The attorneys for any Party hereto shall be entitled to provide any notice that a Party desires to provide or is required to provide hereunder.

18.2 Assignment. Except as expressly set forth in this Section 18.2, Buyer shall not assign or attempt to assign this Agreement, or any rights hereunder, to any other person or entity without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. Buyer may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate without Seller’s written consent, provided that Buyer gives Seller notice of the assignment or delegation. Any assignment or purported assignment in violation of the terms of this Section 18.2 shall be null and void and of no force or effect whatsoever. For purposes of this Section 18.2, an affiliate of Buyer shall include (a) any entity that is owned, controlled by or is under common control with Buyer (a “Buyer Controlled Entity”), (b) any entity in which one or more Buyer Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, (c) any entity in which Ares Management LLC or a controlled affiliate of Ares Management LLC is directly or indirectly the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, and (d) Black Creek Industrial REIT IV Inc. In connection with any assignment permitted under this Section 18.2, as a condition to such assignment becoming effective for any purpose, Buyer shall deliver to Seller and to Escrow Holder, no less than five (5) business days prior to the Closing Date, the following: (i) a written assignment and assumption pursuant to which the assignee assumes all the obligations of Buyer under this Agreement and agrees to be bound by all the terms and provisions of this Agreement without in any way limiting, relinquishing or discharging Buyer from any liability under any provision of this Agreement on account of such assignment; and (ii) evidence of the formation of such assignee. In any event, Buyer shall remain primarily liable for the performance of this Agreement by any assignee.

18.3 Interpretation. Unless the context of this Agreement clearly requires otherwise: (a) plural and singular numbers shall each be deemed to include the other; (b) the masculine, feminine and neuter genders shall each be deemed to include the others; (c) “shall,” “will,” “must,” “agrees” and “covenants” are each mandatory; (d) “may” is permissive; (e) “or” is not exclusive; and (f) “includes” and “including” are not limiting. Time is of the essence for each and every term, condition, covenant, obligation and provision of this Agreement. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each Party has been or has had the opportunity to be represented by experienced and knowledgeable counsel. Accordingly, any rule of law (including California Civil Code §1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the Parties and this Agreement. Captions and section headings are included in this Agreement as a matter of convenience only; they are not a part of this Agreement, do not modify any of the terms of this Agreement, and shall not be used in the interpretation of this Agreement. If a day for any performance or the last date of any period specified in this Agreement is a Saturday, Sunday or national bank holiday, such performance date or period end shall be extended to the next day that is not a Saturday, Sunday or national bank holiday.

18.4 Seller’s Joint and Several Obligations. Notwithstanding that each individual Seller only owns a portion of the Property and not all of the Property, the representations, warranties, obligations, and covenants of each Seller are joint and several with all Sellers. Buyer shall not be required to look to the applicable Seller for a particular portion of the Property with respect to any amount due, or any obligation owed, hereunder with respect to that portion of the Property and may pursue any and all claims (regardless of the portion of the Property implicated) against each or both of the individual Sellers for payment or performance of the same.

18.5 Attorneys’ Fees. Should any Party hereto institute any action or proceeding to enforce any provision hereof by reason of the alleged breach of this Agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party such amount as the court may adjudge to be reasonable attorneys’ fees, expert fees, and consultant fees for services rendered to the prevailing party, and other costs of litigation.

18.6 Conflicts. In the event of a conflict between this Agreement and any other document(s) executed or purported to be executed between the Parties prior to the date hereof, the provisions contained in this Agreement shall in all instances govern and prevail.

18.7 Severability. In the event any portion of this Agreement is declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be severed from this Agreement and the remaining portions shall remain in full force and effect as fully as though such invalid, illegal or unenforceable portion had never been part of this Agreement, provided the remaining Agreement can be reasonably and equitably enforced.

18.8 Binding on Successors. Subject to the limitations in Section 18.2 above, this Agreement shall bind and inure to the benefit of the successors and assigns of the respective Parties hereto.

18.9 Waiver. No waiver by any Party at any time of any breach of any provision of this Agreement shall be deemed a waiver or a breach of any other provision herein or consent to any subsequent breach of the same or another provision. If any action by any such Party shall require the consent or approval of another Party, such consent or approval of such action on any one occasion shall not be deemed a consent to, or approval of, such action on any subsequent occasion or consent to or approval of any other action.

18.10 Required Actions. Buyer and Seller shall execute all instruments and documents and take all actions required to consummate the purchase and sale contemplated herein, and shall use their best efforts to accomplish the Close of Escrow in accordance with the provisions hereof.

18.11 Governing Law; Venue. This Agreement has been prepared, negotiated and executed in, and its terms and provisions shall be interpreted and construed in accordance with, the laws of the State of California. Any action or proceeding relating to or arising out of this Agreement shall be filed, if a State action, in the Superior Court of the State of California for the County of San Bernardino, or if a federal action, in the United States District Court for the Central District of California.

18.12 No Recordation. Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement, or any other document which would cause a cloud on the title to the Property.

18.13 No Third Party Beneficiary Rights. Subject to Sections 18.2 and 18.8, this Agreement is entered into for the sole benefit of Buyer and Seller and no other parties are intended to be direct or incidental beneficiaries of this Agreement and no third party shall have any right in, under or to this Agreement.

18.14 No Partnership. Each Party hereto will act as an independent contractor, and nothing contained in or arising out of this Agreement will be construed to imply or create any joint venture, partnership, agency or other relationship. The Parties agree that no fiduciary relationship is created by this Agreement.

18.15 Entire Agreement. This Agreement constitutes the final, complete and exclusive statement of terms of the agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings or agreements of the Parties. No Party has been induced to enter into this Agreement by, nor is any Party relying on, any representation or warranty outside those expressly set forth in this Agreement.

18.16 Amendment. No amendment or modification of any term or provision of this Agreement shall be effective unless set forth in writing, signed by both Seller and Buyer.

18.17 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. The Parties hereto intend to be bound by the signatures on the facsimile or electronic document, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of a facsimile or electronic signature; provided, however, that the Parties hereby agree to execute and provide to each other original signatures, upon the request made by either Party to the other.

18.18 Confidentiality; Return of Information; Publicity. Buyer shall treat all Due Diligence Materials and Information as confidential in accordance with and pursuant to the terms and provisions of the NDA (defined in Section 6.1 above), which terms and provisions are incorporated herein by reference, as modified by this Section 18.18. The Parties hereby agree to be bound by the terms and provisions of the NDA, as modified by this Section 18.18, as though Buyer had executed the NDA as “Recipient” and Seller had executed the NDA as “CMC.” Notwithstanding the foregoing, or anything to the contrary in the NDA, the Parties hereby agree that: (a) the obligations described in the NDA, as modified and made applicable to the Parties by this Agreement (the “Confidentiality Obligations”), shall expire upon the earlier of: (i) the termination of this Agreement or (ii) the Close of Escrow; (b) notwithstanding any expiration of the Confidentiality Obligations following a termination of this Agreement prior to the Closing, Buyer shall comply with the obligation to return or destroy the Confidential Information, in accordance with the terms of the NDA; and (c) notwithstanding anything to the contrary in the NDA (including, without limitation, Section 6 of the NDA), Seller may disclose this Agreement and the transaction contemplated hereunder to the extent required to be disclosed to comply with applicable laws (including securities laws or regulations and the applicable rules of any public stock exchange).

[Signatures Follow on the Next Page]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed as of the Effective Date.

“BUYER”

BTC III ACQUISITIONS LLC, a Delaware
limited liability company

By: Build-to-Core Industrial Partnership III LLC,
a Delaware limited liability company

By: BCG BTC III Managing Member LLC, a
Delaware limited liability company, its
investment managing member

By:	/s/ Sara Butz

Name:	Sara Butz

Title:	Principal

“SELLER”

TAMCO,
a California corporation

By:	/s/ Paul Lawrence

Name:	Paul Lawrence

Title:	Treasurer

CMC STEEL FABRICATORS, INC.,
a Texas corporation

By:	/s/ Paul Lawrence

Name:	Paul Lawrence

Title:	Treasurer

[Signature Page to Purchase and Sale Agreement and Joint Escrow Instructions]

ACCEPTANCE BY ESCROW HOLDER:

Fidelity National Title hereby acknowledges that it has received originally-executed counterparts or a fully-executed original of the foregoing Purchase and Sale Agreement and Joint Escrow Instructions, and agrees to act as Escrow Holder thereunder, and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.

Dated: September 29, 2021

“ESCROW HOLDER”

FIDELITY NATIONAL TITLE,
NATIONAL COMMERCIAL SERVICES

By:	/s/ Stephanie Taylor

Name:	Stephanie Taylor

Title:	SVP, Operations

[Signature Page to Purchase and Sale Agreement and Joint Escrow Instructions]

EXHIBIT “A”

LEGAL DESCRIPTION OF THE LAND

All that certain real property located in the City of Rancho Cucamonga, County of San Bernardino, State of California, more fully described as follows:

TRACT A:

PARCEL 1:

PARCEL 3 OF PARCEL MAP NO. 7847, IN THE CITY OF RANCHO CUCAMONGA, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER PLAT RECORDED IN BOOK 82 OF PARCEL MAPS, PAGES 48 THROUGH 51, INCLUSIVE, RECORDS OF SAID COUNTY.

PARCEL 2:

AN EASEMENT FOR ACCESS ROAD PURPOSES AS CREATED BY SECTION 1.7 OF THAT CERTAIN JOINT USAGE AND EASEMENT AGREEMENT DATED AS OF NOVEMBER 28, 1983 AND RECORDED ON NOVEMBER 29, 1983 AS INSTRUMENT NO. 83-280362 OF OFFICIAL RECORDS.

TRACT B:

PARCEL 2 OF PARCEL MAP NO. 2421, IN THE CITY OF RANCHO CUCAMONGA, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 22, PAGE 20 OF PARCEL MAPS, RECORDS OF SAN BERNARDINO COUNTY.

TRACT C:

THAT PORTION OF THE SOUTHWEST 1/4 OF SECTION 8, TOWNSHIP 1 SOUTH, RANGE 6 WEST, SAN BERNARDINO BASE AND MERIDIAN, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, ACCORDING TO THE OFFICIAL PLAT OF SAID LAND ON FILE IN THE DISTRICT LAND OFFICE, DESCRIBED AS PARCEL 4 IN DEED TO AMERICAN PIPE AND CONSTRUCTION CO., A CORPORATION, RECORDED SEPTEMBER 18, 1968, IN BOOK 7095, PAGE 764, OFFICIAL RECORDS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY LYING WESTERLY OF A LINE, PARALLEL WITH AND DISTANT EASTERLY, 230.00 FEET, MEASURED AT RIGHT ANGLES FROM THE FOLLOWING DESCRIBED SURVEYED REFERENCED LINE:

BEGINNING AT A POINT ON THE NORTHERLY LINE OF SAID SOUTHWEST 1/4, SAID POINT BEING NORTH 89° 56’ 18” WEST 1152.25 FEET, MEASURED ALONG SAID NORTHERLY LINE FROM A FOUND COUNTY SURVEYOR’S MONUMENT SET AT THE NORTHEAST CORNER OF SAID SOUTHWEST 1/4, SAID POINT ALSO BEING SOUTH 89° 56’ 18” EAST 1499.15 FEET, MEASURED ALONG SAID NORTHERLY LINE FROM A FOUND COUNTY SURVEYOR’S MONUMENT SET AT THE WEST 1/4 CORNER OF SAID SECTION 8; THENCE SOUTH 1° 12’ 19” WEST 2646.78 FEET TO A POINT IN THE SOUTHERLY LINE OF SAID SECTION, SAID POINT BEING NORTH 89° 59’ 30” EAST 1452.58 FEET, MEASURED ALONG SAID SOUTHERLY LINE FROM A FOUND COUNTY SURVEYOR’S MONUMENT SET AT THE SOUTHWEST CORNER OF SAID SECTION 8.

EXCEPTING THEREFROM 1/2 OF ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES AND MINERALS IN AND UNDER OR THAT MAY BE PRODUCED FROM A DEPTH BELOW 500 FEET BELOW THE SURFACE OF ALL OF SAID LAND, WITHOUT RIGHT OF ENTRY UPON THE SURFACE OF ANY OF SAID LAND FOR THE PURPOSE OF MINING, DRILLING,

EXPLORING OR EXTRACTING SUCH OIL, GAS AND OTHER HYDROCARBON SUBSTANCES, OR MINERALS, OR OTHER USE OF OR RIGHTS IN OR TO ANY PORTION OF THE SURFACE OF SAID LAND TO A DEPTH OF 500 FEET BELOW THE SURFACE THEREOF, BUT WITH THE RIGHT TO DRILL INTO, LOCATE WELLS AND PRODUCE OIL, GAS AND OTHER HYDROCARBON SUBSTANCES OR MINERALS FROM ANY PORTION OF SAID LAND WHICH LIES BELOW 500 FEET FROM THE SURFACE THEREOF, TOGETHER WITH THE RIGHT TO EXPLORE FOR, DRILL AND EXTRACT OIL, GAS OR OTHER HYDROCARBON SUBSTANCES OR MINERAL FROM LANDS OR PREMISES OTHER THAN THE LANDS ABOVE DESCRIBED BY MEANS OF DIRECTIONAL DRILLING OR MINING THROUGH SAID LANDS FROM A WELL SITE OR TUNNEL SITE SITUATED UPON LANDS OR PREMISES OTHER THAN THE LANDS ABOVE DESCRIBED, AS RESERVED IN DEED RECORDED MAY 5, 1955, IN BOOK 3637, PAGE 135, OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM ALL URANIUM, THORIUM AND OTHER FISSIONABLE MATERIALS, ALL OIL, GAS, PETROLEUM, ASPHALTUM, AND OTHER HYDROCARBON SUBSTANCES AND OTHER MINERALS AND MINERAL ORES OF EVERY KIND AND CHARACTER, WHETHER SIMILAR TO THESE HEREIN SPECIFIED OR NOT, AS RESERVED IN DEED RECORDED DECEMBER 19, 1974, IN BOOK 8580, PAGE 21, OFFICIAL RECORDS.

TRACT D:

PARCEL NO. 1, PARCEL MAP NO. 7847, IN THE COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER MAP RECORDED IN BOOK 82 OF PARCEL MAPS, PAGES 48 TO 51, INCLUSIVE, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, TOGETHER WITH THAT PORTION OF JUNEBERRY DRIVE AS VACATED BY THAT CERTAIN RESOLUTION 89-158 BY THE CITY COUNTY OF THE CITY OF RANCHO CUCAMONGA, RECORDED APRIL 24, 1989, AS INSTRUMENT NO. 89-144726, OFFICIAL RECORDS.

EXCEPT THEREFROM ONE-HALF OF ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES AND MINERALS AND UNDER OR THAT MAY BE PRODUCED FROM A DEPTH OF 500 FEET BELOW THE SURFACE OF ALL OF SAID LAND, WITHOUT RIGHT OF ENTRY UPON THE SURFACE OF ANY OF SAID LAND FOR THE PURPOSE OF MINING, DRILLING, EXPLORING OR EXTRACTING SUCH GAS, OIL, AND OTHER HYDROCARBON SUBSTANCES OR MINERALS, OR OTHER USE OF OR RIGHT IN OR TO ANY PORTION OF THE SURFACE OF SAID LAND TO A DEPTH OF 500 FEET BELOW THE SURFACE THEREOF, BUT WITH THE RIGHT TO DRILL INTO, LOCATE WELLS AND PRODUCE OIL, GAS AND OTHER HYDROCARBON SUBSTANCES OR MINERALS FROM ANY PORTION OF SAID LAND WHICH LIES BELOW 500 FEET FROM THE SURFACE THEREOF, TOGETHER WITH THE RIGHT TO EXPLORE FOR, DRILL AND EXTRACT OIL, GAS AND OTHER HYDROCARBON SUBSTANCES OF MINERALS FROM OR PREMISES OTHER THAN THE LANDS ABOVE DESCRIBED BY MEANS OF DIRECTIONAL DRILLING OR MINING THROUGH SAID LAND FROM A WELL SITE, DRILL SITE OR TUNNEL SITE SITUATED UPON LANDS OR PREMISES OTHER THAN THE LANDS ABOVE DESCRIBED AS RESERVED IN THE DEED FROM CHARLES M. ROSS AND REGINA ROSS, RECORDED MAY 5, 1955 IN BOOK 3637, PAGE 135 OF OFFICIAL RECORDS.

For conveyancing purposes only: APN 0229-131-19-0-000 (Affects Tract A)

APN: 0229-121-33-0-000 (Affects Tract B)

APN: 0229-121-34-0-000 (Affects Tract C)

APN: 0229-121-35-0-000 (Affects Tract D)

(End of Legal Description)

EXHIBIT “B”

FORM OF GRANT DEED

RECORDING REQUESTED BY: __________ Title Insurance Company WHEN RECORDED MAIL TO: MAIL TAX STATEMENTS TO:
(SPACE ABOVE THIS LINE FOR RECORDER’S USE)

APN[s]: [0229-121-33-0-000, 0229-121-34-0-000, and 0229-131-19-0-000] [0229-121-35-0-000].

THE UNDERSIGNED GRANTOR DECLARES DOCUMENTARY TRANSFER TAX is $______________________

[X]	Computed on full value of property conveyed, or
[__]	Computed on full value less value of liens and encumbrances remaining at time of sale.
[__]	Unincorporated Area; [X] City of Rancho Cucamonga.

THE UNDERSIGNED GRANTOR DECLARES:

The document is exempt from the $75 fee per California Government Code Section 27388.1 because the document is a transfer of real property subject to the imposition of documentary transfer tax. California Government Code Section 27388.1(a)(2).

GRANT DEED

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged,

_____________, a ____________ (“Grantor”),

hereby GRANTS to

_____________, a ____________ (“Grantee”),

that certain real property located in the City of Rancho Cucamonga, County of San Bernardino, State of California, more particularly described in Exhibit “A” attached hereto and incorporated herein by reference (the “Land”).

[Grantor reserves the water rights associated with the Land and more particularly described on Schedule “1” attached hereto.]

This Grant Deed is and made and delivered, and title to the aforesaid property is conveyed, subject to those items set forth on the attached Exhibit “B”.

Executed as of this ___ day of __________, 20__.

Effective Date: The date this Grant Deed is recorded in the Official Records of San Bernardino County.

GRANTOR:

,
a

By:
Name:
Its:

This Notary Acknowledgement is attached to a document entitled GRANT DEED.

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document

STATE OF	)
)
COUNTY OF	)

On __________________, 20__ before me, _________________________________,

personally appeared ___________________________________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY of PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature:    ___________________________________ (Seal)

EXHIBIT “A”

TO GRANT DEED

LEGAL DESCRIPTION

All that certain real property located in the City of Rancho Cucamonga, County of San Bernardino, State of California, more fully described as follows:

APN[s]: [0229-121-33-0-000, 0229-121-34-0-000, and 0229-131-19-0-000] [0229-121-35-0-000].

(End of Legal Description)

EXHIBIT “B”

TO GRANT DEED

PERMITTED EXCEPTIONS

[TO BE COMPLETED PRIOR TO CLOSING]

SCHEDULE “1”

TO GRANT DEED

RESERVED WATER RIGHTS

Grantor (as a successor-in-interest to a portion of the overlying non-agricultural water rights formerly held by Ameron), holds rights to produce groundwater in the Chino Basin as were adjudicated by the Superior Court for the County of San Bernardino in Chino Basin Municipal Water District v City of Chino, et al., Case No. RCV 51010 (formerly Case No. 164327), which resulted in a judgment signed on January 27, 1978, as subsequently amended and restated (the “Water Rights Judgment”).

Grantor’s reserved water rights include the following water rights in the Chino Basin, as shown by Watermaster’s latest Assessment Package approved on November 19, 2020 for Fiscal Year (“FY”) 2020/2021 (Production Year 2019/2020):

•

42.6 acre-feet (“AF”) of Safe Yield Rights. The Safe Yield Rights represent Grantor’s individual share of 7,366 AF/year of the Safe Yield of the Chino Basin allocated to the Overlying (Non-Agricultural) Pool by the Water Rights Judgment.

•

81.0 AF Annual Production Right for FY 2020/2021. The Annual Production Right represents the total amount of groundwater that TAMCO may produce from the Chino Basin during a particular year (July 1 through June 30) without drawing upon Grantor’s Local Storage Account (defined below) or incurring additional Watermaster assessments for replenishment water.

•

235.3 AF Local Storage Account. The Local Storage Account represents water-in-storage held by Grantor pursuant to a Local Storage Agreement with Watermaster, based upon Watermaster’s accounting for accumulations of past unused Annual Production Right and other storage credits and losses.

EXHIBIT “C”

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment”) is entered into this ______ day of ____________, 20___ (“Effective Date”), between TAMCO, a California corporation (“TAMCO”), and Commercial Metals Company, a Delaware corporation (“CMC”, and together with TAMCO, jointly “Assignor”), and _____________, a _____________ (“Assignee”). Hereinafter, Assignor and Assignee may be referred to individually as a “Party,” or jointly as the “Parties.”

RECITALS

A. TAMCO and CMC Steel Fabricators, Inc., a Texas corporation, as sellers, and Assignee, as buyer, entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions dated ________________ (the “Purchase Agreement”), concerning the purchase and sale of certain real property in the City of Rancho Cucamonga, County of San Bernardino, State of California, more particularly described in the Purchase Agreement (the “Property”).

B. The Property is subject to: (i) that certain Easement Agreement dated October 30, 2018 (“Easement Agreement”), by and between TAMCO and Tree Island Wire (USA), Inc., a Delaware corporation (“TIW”); (ii) that certain Memorandum of Understanding dated October 30, 2018 (“MOU”), by and between TAMCO and TIW; and (iii) that certain Voluntary Agreement dated July 31, 2020 (“Voluntary Agreement”, together with, the Easement Agreement and the MOU, the “Assigned Agreements”), by and among CMC, TAMCO, and the South Coast Air Quality Management District.

C. The Purchase Agreement obligates TAMCO and CMC (with respect to the Voluntary Agreement) to assign to Assignee all of (i) TAMCO’s right, title and interest in and to the Easement Agreement, the MOU and the Voluntary Agreement and (ii) CMC’s right, title and interest in and to the Voluntary Agreement, and obligates Assignee to assume from TAMCO and CMC all of the obligations under the Easement Agreement, the MOU and the Voluntary Agreement, all subject to the terms and conditions set forth in this Assignment.

OPERATIVE PROVISIONS

NOW, THEREFORE, in consideration of the foregoing Recitals, which Recitals are incorporated herein by this reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants contained herein, the Parties hereby agree as follows:

1. Assignment; Conveyance.

1. TAMCO Assignment; Conveyance. As of the Effective Date of this Assignment, TAMCO hereby grants, assigns, transfers, conveys and delivers to Assignee all of TAMCO’s right, title and interest in and to the Easement Agreement, the MOU and the Voluntary Agreement.

2. CMC Assignment; Conveyance. As of the Effective Date of this Assignment, CMC hereby grants, assigns, transfers, conveys and delivers to Assignee all of CMC’s right, title and interest in and to the Voluntary Agreement.

2. Assumption; Acceptance. Assignee hereby accepts the foregoing assignments and expressly assumes and agrees to perform any and all of the obligations and liabilities of (a) TAMCO under the Easement Agreement and the MOU and (b) TAMCO and CMC under the Voluntary Agreement accruing from and after the Effective Date.

3. Indemnification.

(a) TAMCO and CMC each hereby agree to indemnify, defend and hold harmless Assignee, its successors and assigns, from and against any and all claims, liabilities, losses, costs, damages, and expenses (including reasonable attorneys’ fees, charges and expenses in the enforcement of this indemnity) for breach or default on the part of (i) TAMCO under the Easement Agreement and/or the MOU and/or (ii) TAMCO and/or CMC under the Voluntary Agreement based on an event occurring (or alleged to have occurred) or a condition arising (or alleged to have arisen) before the Effective Date.

(b) Assignee hereby agrees to indemnify, defend and hold harmless TAMCO and CMC, their respective successors and assigns, from and against any and all claims, liabilities, losses, costs, damages, and expenses (including reasonable attorneys’ fees, charges and expenses in the enforcement of this indemnity) for breach or default on the part of Assignee under the Easement Agreement, the MOU and/or the Voluntary Agreement based on an event occurring (or alleged to have occurred) or a condition arising (or alleged to have arisen) on or after the Effective Date.

4. No Representation or Warranty. This Assignment is made by TAMCO and CMC without any express or implied warranty whatsoever.

5. Joint and Several Obligations. The representations, warranties, obligations, and covenants of each of TAMCO and CMC are joint and several with each other. Assignee shall not be required to look to the applicable Assignor with respect to any amount due, or any obligation owed hereunder or under the Easement Agreement, the MOU and the Voluntary Agreement, and may pursue any and all claims (regardless of the Assigned Agreement implicated) against each or both of the individual Assignors for payment or performance of the same.

6. Miscellaneous.

(a) All notices and other communications required or permitted under this Assignment shall be given in the same manner as in the Purchase Agreement.

(b) This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. The Parties hereto intend to be bound by the signatures on the facsimile or electronic document, and hereby waive any defenses to the enforcement of the terms of this Assignment based on the use of a facsimile or electronic signature.

2

(c) This Assignment shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law rules.

(d) This Assignment may not be modified or amended in any manner other than by a written agreement signed by Assignor and Assignee.

(e) TAMCO and/or CMC, as applicable, shall promptly execute and deliver to Assignee any additional instrument or other document which Assignee reasonably requests to evidence or better effect the assignment contained herein.

(f) This Assignment and the obligations of the Parties hereunder shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

(g) In the event any portion of this Assignment is declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be severed from this Assignment and the remaining parts hereof shall remain in full force and effect as fully as though such invalid, illegal or unenforceable portion had never been part of this Assignment, provided the remaining Assignment can be reasonably and equitably enforced.

[Signatures Follow on Next Page]

3

IN WITNESS WHEREOF, Assignee and Assignor have caused this Assignment to be executed and delivered as of the date first written above.

“ASSIGNEE”

,
a(n)

By:
Name:
Title:

“ASSIGNOR”

TAMCO,
a California corporation

By:
Name:
Title:

Commercial Metals Company,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT “D”

PERMITTED BUYER ENVIRONMENTAL INVESTIGATION

1.	Shallow* soil samples to confirm the extent of soils impacted with total petroleum hydrocarbons as diesel (TPHd) and lead that exceed regulatory screening levels;

2.	Shallow* soil samples to evaluate the extent of Title 22 metals impacts that could result in the soils needing to be managed as a hazardous waste if/when removed from the Property;

3.	Soil vapor samples to evaluate the extent of tetrachloroethene (PCE) impacts in shallow* soils; and

4.	Shallow* soil samples to evaluate potential polychlorinated biphenyl (PCB) impacts to areas where cooling oils may have been used in the manufacturing process.

*

The term “shallow” shall mean no deeper than ten feet (10’) below ground surface, except that in the case of item #3 above, the term “shallow” shall mean no deeper than fifty feet (50’) below ground surface.

SCHEDULE “1”

WATER RIGHTS

Seller (as a successor-in-interest to a portion of the overlying non-agricultural water rights formerly held by Ameron), holds rights to produce groundwater in the Chino Basin as were adjudicated by the Superior Court for the County of San Bernardino in Chino Basin Municipal Water District v City of Chino, et al., Case No. RCV 51010 (formerly Case No. 164327), which resulted in a judgment signed on January 27, 1978, as subsequently amended and restated (the “Water Rights Judgment”).

TAMCO water rights include the following water rights in the Chino Basin, as shown by Watermaster’s latest Assessment Package approved on November 19, 2020 for Fiscal Year (“FY”) 2020/2021 (Production Year 2019/2020):

•

42.6 acre-feet (“AF”) of Safe Yield Rights. The Safe Yield Rights represent TAMCO’s individual share of 7,366 AF/year of the Safe Yield of the Chino Basin allocated to the Overlying (Non-Agricultural) Pool by the Water Rights Judgment.

•

81.0 AF Annual Production Right for FY 2020/2021. The Annual Production Right represents the total amount of groundwater that TAMCO may produce from the Chino Basin during a particular year (July 1 through June 30) without drawing upon TAMCO’s Local Storage Account (defined below) or incurring additional Watermaster assessments for replenishment water.

•

235.3 AF Local Storage Account. The Local Storage Account represents water-in-storage held by TAMCO pursuant to a Local Storage Agreement with Watermaster, based upon Watermaster’s accounting for accumulations of past unused Annual Production Right and other storage credits and losses.

SCHEDULE “2”

EXCLUDED ASSETS

1.	All equipment and personal property located at the fabrication facility on the CMC property.

SCHEDULE “3”

ENVIRONMENTAL REPORTS

1.

Phase I Environmental Site Assessment 12459-B Arrow Route Rancho Cucamonga, California, prepared for Commercial Metals Company by Ramboll US Consulting, Inc., dated as of June 2021, Project Number: 1690017888-002

2.

Phase II Environmental Site Assessment 12459-B Arrow Route Rancho Cucamonga, California, prepared for Commercial Metals Company by Ramboll US Consulting, Inc., dated as of April 28, 2021, Project Number: 1690017888